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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 26, 2003
REGISTRATION No. 333-32302

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

Form S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ESG RE LIMITED (Exact name of registrant as specified in its charter)
Bermuda (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
Skandia International House 16 Church Street Hamilton, HM 11, Bermuda (Address of Principal Executive Offices) (Zip Code)
ESG RE LIMITED 2000 RESTRICTED STOCK PLAN (Full title of the plan)
ESG RE LIMITED C/O CT CORPORATION SYSTEM 111 Eighth Avenue 13th Floor New York, NY 10011 (Name and address of agent for service)
(212) 894-8940 (Telephone number, including area code, of agent for service)

COPY TO:

JOANNE F. CATANESE, ESQ
GOHN, HANKEY & STICHEL, LLP
201 NORTH CHARLES STREET
BALTIMORE, MARYLAND 21201
(410) 752-0412

        ESG Re Limited (the "Registrant") filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-8 on March 13, 2000 (Reg No. 333-32302) (the "Registration Statement"), which originally registered an aggregate of 2,000,000 shares of Common Stock, par value $1.00 per share, of the Registrant for issuance to participants under the Registrant's 2000 Restricted Stock Plan (the "Plan").

        On March 17, 2003, the Registrant filed Form 15 with the Commission terminating its registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and suspending its duty to file periodic reports. Pursuant to the undertaking contained in the Registration Statement, this Post-Effective No. 1 to the Registration Statement is hereby filed by the Registrant to deregister all securities of the Registrant originally registered by the Registration Statement that remain unissued at the termination of Registrant's registration under Section 12(g) of the Exchange Act. As of September 15, 2003, there were approximately 1,426,177 unissued shares remaining under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities effective immediately. Under the terms of the Plan, the Plan will continue in effect and the securities deregistered hereby will remain available for issuance pursuant to available exemptions from the registration requirements of the Securities Act of 1933, as amended, and in accordance with the terms of the Plan.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Republic of Ireland, on September 26, 2003.

ESG RE LIMITED
By:	/s/ Margaret L. Webster
Name:	Margaret L. Webster
Title:	Chief Operating Officer, Assistant Company Secretary and General Counsel

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES	TITLE	DATE
/s/ Alasdair P. Davis Alasdair P. Davis	President, Chief Executive Officer and Director	September 22, 2003
/s/ Margaret L. Webster Margaret L. Webster	Chief Operating Officer, General Counsel and Assistant Secretary	September 26, 2003
/s/ Aodh O'Murchu Aodh O'Murchu	Controller and Chief Accounting Officer	September 26, 2003
/s/ John C Head III John C Head III	Chairman of the Board and Director	September 26, 2003
/s/ Peter M. Collery Peter M. Collery	Director	September 22, 2003
/s/ David C. Winn David C. Winn	Director	September 23, 2003
/s/ David L. Newkirk David L. Newkirk	Director	September 21, 2003

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